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                              CERTIFICATE OF AMENDMENT

                                         OF

                                AMENDED AND RESTATED
                             ARTICLES OF INCORPORATION

                                         OF

                               AMERIGON INCORPORATED

          Lon E. Bell and Scott O. Davis certify that:

          1. They are the duly elected and acting Chairman of the Board and Secretary, respectively, of Amerigon Incorporated, a California corporation (the "Corporation").

          2. Article III, paragraph (1) of the Corporation's Amended and Restated Articles of Incorporation is amended to read as follows:

          "(1) The total number of shares which the Corporation is authorized to issue is 25,600,000, of which 20,000,000 shall be Class A Common Stock, without par value, 600,000 shall be Class B Common Stock, without par value, and 5,000,000 shall be Preferred Stock, without par value.

          On the effective date of the filing of this Amendment to the Amended and Restated Articles of Incorporation (the "Effective Date"), the Class A Common Stock of the Corporation will be reverse split on a one-for-five basis so that each share of Class A Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be converted into and reclassified as one-fifth a share of Class A Common Stock (the "Reverse Split"). No fractional shares will be issued by the Corporation as a result of the Reverse Split.
          In lieu thereof, each shareholder whose shares of Class A Common Stock are not evenly divisible by five will receive an amount of cash equal to the average of the last sale price of the pre-split Class A Common Stock, as reported on the NASDAQ Small Cap Market (or other market on which the Class A Common Stock is trading) for the ten trading days immediately preceding the Effective Date."

          3. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

          4. The Corporation has only shares of Class A Common Stock outstanding. The foregoing amendment has been duly approved by the required vote of shareholders in accordance with Section 902 of the California General Corporation Law; the total number of outstanding shares of the Corporation is 12,550,445; the number of shares voting in favor of the amendment equaled or exceeded the vote required; and the percentage vote required was more than 50% of the outstanding shares.

          We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

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          Executed at Irwindale, California, on January 25, 1999.



                                    /s/ Lon E. Bell
                                   ------------------------------------
                                   Lon E. Bell


                                    /s/ Scott O. Davis
                                   ------------------------------------
                                   Scott O. Davis

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